Exhibit 99.1

EXCERPTS FROM SUPPLEMENT, DATED JANUARY 12, 2007

The following Information updates and supercedes certain information specified in Exhibit 99.1 to the company’s Current Report on Form 8-K dated January 8, 2007, which contained excerpts from the company’s preliminary offering memorandum dated January 5, 2007 (the “original filing”). Unless otherwise indicated or the context otherwise requires, all terms used herein shall have the same meanings specified in the original filing.

The Transactions

The Company will commence certain financing transactions in relation to the Merger. The new financing transactions are anticipated to include $1.780 billion aggregate principal amount of senior notes due 2015, of which a portion will be fixed rate notes and a portion will be floating rate notes. The new financing transactions are not expected to include any senior subordinated notes.

In addition, the Company is expected to enter into a new $4.150 billion senior secured term loan facility and a $600 million revolving credit facility. The Company also expects to enter into a $250 million synthetic letter of credit facility and plans to issue approximately $200 million in letters of credit under this facility as of the closing of the Transactions.

The new senior secured credit facility will provide that we will have the right at any time to request up to $750.0 million of incremental commitments in the aggregate under one or more incremental term loan facilities and/or synthetic letter of credit facilities and/or by increasing commitments under the revolving credit facility.

We expect that the initial applicable margin for borrowings under the new senior secured credit facilities will be, under the revolving credit facility, 2.00% with respect to LIBOR borrowings and 1.00% with respect to base rate borrowings and, under the term loan facilities and the synthetic letter of credit facilities, 2.25% with respect to LIBOR borrowings and 1.25% with respect to base rate borrowings. The applicable margins for borrowings under the facilities may be reduced subject to our attaining certain leverage ratios.

Pro forma credit statistics

The following numbers (and related footnote) contained in the original filing are amended to read as follows:

(dollars in millions)	Pro forma 2006

Cash interest expense(a)	$513.0
Ratio of Adjusted EBITDA to cash interest expense	1.9x
Ratio of Adjusted EBITDA less capital expenditures, net of disposals to cash interest expense	1.4x

(a)	Cash interest expense consists of pro forma interest on our new senior secured credit facilities, senior notes and our existing debt.

See “Certain Non-GAAP Financial Measures” in the original filing for the definition of Adjusted EBITDA and a reconciliation to Income/(loss) from continuing operations before effect of change in accounting principal.